EXHIBIT 99.1

CONTACTS:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS TEMPORARY DISRUPTION OF OPERATIONS

AS A RESULT OF HURRICANE KATRINA

CHATTANOOGA, Tenn. (August 30, 2005) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that, due to the effects of Hurricane Katrina, it is experiencing temporary disruptions of operations at its carpet distribution facilities located in Saraland, Alabama. The Company's Saraland facilities are situated approximately 10 miles north of Mobile - within the path of the storm. The Company noted that its facility in Atmore, Alabama, located approximately 50 miles northeast of Mobile, was not damaged.

Dixie's Saraland facility sustained relatively minor damage and presently is capable of conducting full operations. Nevertheless, power outages, failure of communications infrastructure, and possible damage and disruptions experienced by the Company's associates are likely to cause temporary interruptions to the Company's operations. In particular, it is anticipated that order entry, shipping and delivery operations will be disrupted until these problems are resolved.

Daniel K. Frierson, the Company's chief executive officer, noted, "Although we have not experienced any significant property damage, the full extent and impact of any disruptions cannot be quantified at this time."

The Company intends to release additional information when it has had an opportunity to better determine the impact this Hurricane has had on its operations.

The Dixie Group "www.thedixiegroup.com" is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.